UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Juniper Networks, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

Email sent to Fidelity on May 11, 2010:
Gina,
Thank you again for your time this morning. We very much appreciate the opportunity to discuss our request to add an additional 30 million shares to our equity comp plan with you and other members of the Fidelity team.
Below is a recap of some of the key numbers we discussed.
Calculation based on our understanding of Fidelity’s dilution model:
As of March 22, 2010, as disclosed in the Juniper proxy: Total shares subject to outstanding equity awards: 79,616,855
Shares available for grant under 2006 Equity Incentive Plan: 2,243,056
Total shares outstanding+available: 81,859,911
Common shares outstanding as of March 15, 2010 record date: 523,570,721
New share request: 30,000,000 Fidelity dilution calculation= (Outstanding equity awards + shares available+ new shares requested)/ (Common shares outstanding + outstanding equity awards + shares available+ new shares requested) (81,859,911+30,000,000)/(523,570,721+81,859,911+30,000,000)= 17.6% dilution
Additional information requested
Shares subject to options priced above $28.30 as disclosed in 2009 10-K: approx. 5,408,000 shares
Aggregate shares repurchased since beginning of 2006: approx. 125,300,000 shares
As noted above, there are approximately 2.2 million shares remaining. Clearly, our ability to issue new shares as we go forward is at risk.
Lastly, as Steve cited, our Enterprise value includes nearly $2.8 in cash as of March 31st.
Again, thank you for your consideration. Please let us know if you need further clarification.
As a management team, we are committed to recruiting and retaining world-class talent to drive the future growth of our company. We are also deeply committed to ensuring we exercise discipline and are mindful of the dilutive impact of these programs.
On behalf of the Juniper management team,
Kathleen Bela
Juniper Investor Relations